Exhibit 99.1

August 7, 2014

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER 2014 RESULTS

New York, New York, August 7, 2014--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the three month period ended June 30, 2014.  Net income attributable to Leucadia National Corporation common shareholders for the three month periods ended June 30, 2014 and 2013 was $65,074,000 ($.17 per diluted common share) and $52,612,000 ($.14 per diluted common share), respectively.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia said the following:

“In the first half of 2014, Leucadia made progress across many of our businesses, and we continue to review and invest in new opportunities.

“We completed the initial funding of our two seasoned oil and gas management teams: Juneau Energy and Vitesse Energy.  Juneau, funded with $43 million, leases and develops oil and gas properties in Texas and Oklahoma.  Vitesse, funded with $47 million, selectively acquires and participates in the development of non-operating oil and gas interests in the heart of the Bakken oil field.  Both companies are working actively on further investment opportunities and, as these companies expand, we expect solid and growing cash flows.

“We invested a further $332.5 million in our Leucadia Asset Management platform, including a follow-on investment in Topwater Capital, a new investment with Mazama Capital Management and an initial investment in the Global Equity Events Opportunity Fund, which historically was part of Jefferies.  At June 30, 2014, total capital invested in our asset management affiliates and associates was $461.5 million.  Almost all of this represents seed capital invested in liquid securities managed by focused investment teams in which we have significant confidence.  We expect a reasonable return on our invested capital and to earn an incremental return from our participation in the results of the related management companies.

“We increased our ownership of Harbinger Group Inc. to 20% and now have two representatives on its Board of Directors.  The $528.3 million June 30, 2014 market value of our interest in Harbinger is 28.5% above our purchase price of $411.1 million.

“Our purchase of the second tranche of Harbinger, the investments in our two oil and gas subsidiaries, the additional investments in Leucadia Asset Management and the next-step investments in Specialty Finance described below aggregated $703.6 million in new investments in the first six months of 2014.  We have invested $1.16 billion in new and follow-on investments since the March 1, 2013 combination of Leucadia and Jefferies.

“The sale of Premier Entertainment LLC, which owns and operates the Hard Rock Hotel & Casino in Biloxi, closed on July 10, and we received $250 million in cash.

“Jefferies reported record first half (ended May 31) results.  In addition to the growth demonstrated in reported revenues, it is evident that the scale of the firm’s opportunity has expanded meaningfully.  Jefferies’ position as the only U.S. non-bank, full-service global investment banking firm allows us to play a unique and increasingly important role for our clients.  In the first half of 2014, the momentum of our franchise and broad client recognition of Jefferies’ unique market position resulted in significant growth in Investment Banking, across debt and equity capital markets and advisory.  Jefferies’ global equity capital markets volumes increased by 80% compared to first half 2013, while its market share in leveraged finance continued to increase.  Jefferies Finance, our leveraged lending joint venture with Mass Mutual, arranged $11 billion of loans, compared with $9.7 billion in the first half of 2013.   In the first quarter of 2014, our equities trading market share increased across all regions (Americas, EMEA and Asia).  In the U.S., equity volume traded in the first half of 2014 increased by 36%.  The resilience of Jefferies’ Fixed Income revenues, despite lackluster market conditions, reflects the quality and durability of the overall franchise.  Equally important, Jefferies continues to be ever-cautious in our approach to risk and to hold firmly to the principles that have served the firm well for decades – remaining client focused and maintaining a disciplined approach to leverage and funding.  We believe that the foundation for Jefferies’ continued growth is strong.

“With the U.S. cattle herd at 50 year lows and herd rebuilding in its early stages, margins for National Beef and the U.S. packing industry remain challenged, and the company recorded a first half pre-tax loss of $21.5 million.  In response to insufficient cattle supply, National Beef closed its Brawley, California processing facility at the end of May, which caused part of the first half loss, but will contribute to improved results going forward.  On positive notes, the expanded tannery is approaching full capacity and management continues to focus on additional value-added opportunities for National Beef consumer-ready beef facilities.  As a result of these initiatives, we anticipate that National Beef will see improvements in profitability over the next several years.

“Berkadia Commercial Mortgage had a solid first half, and the current lending pipeline is robust. Berkadia has united its investment sales (previously Hendricks-Berkadia) and mortgage banking divisions under the leadership and banner of Berkadia, a move designed to provide customers with a better and more integrated set of products and services.  Our share of pre-tax earnings for the first half of the year was $38.4 million and we received $19.4 million in distributions.

“Garcadia’s growth of new car sales year-over-year exceeded the U.S. industry average – our same store new unit sales increased by 13.4% in the first half of 2014, while the industry was up 4.3%.  Although acquisition activity has slowed due to the strong performance and high price expectations of potential sellers, in March we acquired a Nissan store in California at an acceptable price. This brings our total number of automobile dealerships to 22.  We have received cash distributions from these dealerships, including rent on the dealership land we own, of $23.6 million during the first half of the year.

“Over the first half of 2014, Linkem steadily increased its subscriber base, despite restrained marketing activities and a moratorium on new base stations, as Linkem awaits the availability of 3.5GHz LTE technology.  Linkem started its LTE trials, and new LTE base station deployments are expected to begin late this year.  Marketing activities will ramp up to support the LTE deployments, designed to drive significant customer growth. As of June 30, 2014, Linkem had 201,399 subscribers, an increase of 37,276 subscribers since the start of the year.  We remain cautiously optimistic about Linkem’s ability to capture market share, given the weak broadband alternatives in Italy and Linkem’s strengthening value proposition.

“Leucadia now owns 64% of HomeFed, which has 10,000 entitled residential units and up to 2.5 million square feet of commercial development in California, Maine, Virginia, South Carolina and Florida.  HomeFed is in the planning and entitlement stage for another 3,000 residential units in California.  Within the next year, the company expects to break ground on one of the projects in California and over the next three years to complete the remaining 178 lot sales in the company's San Elijo Hills development in San Marcos, CA.

“As we expected, Conwed’s margins were squeezed in the first half by higher prices of polypropylene resin, our major raw material input.  Although revenues were up 5%, pre-tax income was down from $9.6 million in the first six months of 2013 to $6.3 million for the same period this year.  In March, Conwed acquired Filtrexx, which had been a significant customer.  Filtrexx uses Conwed netting products to provide erosion control solutions with primary applications in oil and gas development, civil infrastructure, and commercial and residential construction.  Filtrexx has significant growth prospects and we are excited about its future.

“Idaho Timber’s revival has continued as pre-tax earnings in the first six months of 2014 --$8.0 million -- substantially outpaced those of 2013 -- $4.7 million.  The results were driven by strong performance in the primary sawmill business, but the dimension, board and sawmill divisions are all currently contributing positive operating cash flow.

“The development of our Specialty Finance platform continues.  In the first six months of 2014, we invested $18 million in Foursight Capital to fund ongoing growth in the auto loan portfolio and made a $10 million initial investment to fund a used Harley Davidson leasing company, Chrome Capital.  We intend for Foursight to execute its first securitization in the third quarter.   We currently own 52.9% of Chrome and our stake will increase as we fund future growth.  Originations from these two platforms are nearing a $200 million annual pace.

“Our Lake Charles gasification project did not advance as we would have liked in the first half, but we are on a path for a decision regarding moving ahead around the turn of the year.  While we believe there is significant upside in this opportunity, as well as several potential follow-on opportunities, we must be comfortable all the ingredients for success are in place before deciding to proceed. We have fully expensed all costs from this decade long development project and nothing would make us happier than to begin to reap the returns from our team's hard work.

“Our Oregon LNG project passed two necessary milestones – we received the license to export Canadian natural gas and the DOE issued the project a license to export LNG from our facility to non-FTA countries.  The next step is the issuance of the scheduling notice from the Federal Energy Regulatory Commission (FERC), which we expect before year-end.  This notice will contain details on the process and projected timing of the receipt of the required FERC permits.

“In June, we entered into an agreement to form a joint venture with Golden Queen Mining Co. Ltd. and the Clay family, a shareholder group which owns 27% of Golden Queen, to jointly fund, develop and operate the Soledad Mountain project.  The project is a fully-permitted, open pit, heap leach gold and silver project located just outside the town of Mojave in Kern County, California.  Construction has started on site and commissioning is planned for late 2015.  The joint venture is subject to approval by Golden Queen’s shareholders, which is scheduled for September.

“As all this hopefully indicates, momentum in value creation and building our portfolio is real and growing.  Although the economy and the markets are always challenging, we expect more of the same in the second half of 2014 and next year.  We appreciate the continued support of our clients and customers, our employees, our shareholders, our bondholders, and all others associated with Leucadia, Jefferies and all our businesses.”

For more information on the Company’s results of operations for the second quarter and six months ended June 30, 2014, please see the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our future and statements that are not historical facts.  These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions.  Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives.  Forward looking statements also include statements pertaining to our strategies for future development of our business and products.  Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain.  It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors, that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC.  You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30,		Period Ended June 30,
	2014	2013	2014	2013

Net revenues	$2,852,054	$2,675,725	$5,795,368	$4,973,338

Net realized securities gains	$11,661	$9,500	$17,055	$239,391

Income from continuing operations before income taxes
and income related to associated companies	$71,278	$48,946	$191,023	$372,061

Income related to associated companies	35,345	34,863	55,381	65,671

Income from continuing operations before income taxes	106,623	83,809	246,404	437,732

Income tax provision	43,775	23,235	93,965	73,002

Income from continuing operations	62,848	60,574	152,439	364,730

Income (loss) from discontinued operations, including gain
on disposal, net of taxes	3,602	(2,038)	5,948	(5,905)

Net income	66,450	58,536	158,387	358,825

Net (income) loss attributable to the noncontrolling interest	912	729	(1,625)	1,351

Net (income) loss attributable to the redeemable
noncontrolling interests	(1,273)	(5,638)	4,659	(1,107)

Preferred stock dividends	(1,015)	(1,015)	(2,031)	(1,354)

Net income attributable to Leucadia National Corporation
common shareholders	$65,074	$52,612	$159,390	$357,715

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.16	$.14	$.40	$1.14
Income (loss) from discontinued operations, including
gain on disposal	.01	–	.02	(.02)
Net income	$.17	$.14	$.42	$1.12

Number of shares in calculation	371,979	367,752	370,506	315,375

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.16	$.14	$.40	$1.12
Income (loss) from discontinued operations, including
gain on disposal	.01	–	.02	(.02)
Net income	$.17	$.14	$.42	$1.10

Number of shares in calculation	373,179	367,837	373,201	322,697